Exhibit 99.1

SYSCO PROVIDES COVID-19-RELATED BUSINESS UPDATE

HOUSTON – March 20, 2020 – Sysco Corporation (NYSE:SYY), the leading global foodservice distribution company, today announced business and financial updates in response to changes in the foodservice industry due to the impact of the novel coronavirus (COVID-19) pandemic.

Sysco’s strong balance sheet provides meaningful financial flexibility for the company to navigate current challenges in the “food-away-from-home” market resulting from the spread of COVID-19 and subsequent actions taken across the country to increase social distancing. The Company has cash on hand of approximately $2 billion as of March 20, 2020, including a recent $1.5 billion withdrawal under its revolving credit facility. Importantly, Sysco has no debt maturities for the next six months. In addition, Sysco is working with its banking partners to explore opportunities to raise additional funds and further strengthen its liquidity.

The Company is taking aggressive action to further strengthen liquidity by reducing variable expenses in response to reduced customer demand, aligning inventory to current sales trends, reducing capital expenditures to only urgent projects, and tightly managing receivables.

“Sysco is operating from a position of financial strength and will weather this storm. We continue to prioritize the health and wellbeing of our associates, customers and communities around the world,” said Kevin Hourican, Sysco’s president and chief executive officer. “In addition to ensuring the safe delivery of food and related products, we are taking decisive actions to manage our costs, capital spend and working capital to maintain a positive free cash flow position.”

In addition to efforts to reduce costs, the Company is actively pursuing new sources of revenue by leveraging its supply chain expertise to provide services to the retail grocery sector. This net new business will help off-set some of the declines in the food-away-from-home segment and also positions the Company well to capitalize on growth opportunities after the COVID-19 crisis subsides.

Examples of growth initiatives that are being implemented include:

•	Providing logistics services to retail grocery customers;

•	Becoming a supplier of product to retail grocery customers;

•	Enabling small restaurants to stand up home delivery operations and online order pick-up service; and

•	Distributing cleaning supplies to keep kitchens safe and virus free.

Additionally, Sysco is supportive of the National Restaurant Association in its efforts to seek relief for America’s foodservice industry in the spirit of helping small restaurants bridge the gap of the virus impact on traffic to their locations. The NRA’s proposed policy changes include the establishment of a $145 billion recovery fund for the foodservice industry to provide immediate liquidity and expanded access to federal small business loans, among others. It is important to note that Sysco does not desire to receive any financial support through this relief package. The Company’s focus is to support the small business owners that it serves.

Hourican continued, “As the largest foodservice distribution company in the industry, we play a significant role in supporting the food supply chain. Due to the significant impact on the food-away-from-home business, we are pivoting our business to better support the surge in demand that is being experienced in the retail grocery store setting. We are establishing new customer relationships with retail grocers to provide them with logistics services and much needed product. We are also advocating for and supporting our customers, who are essential to our future service. I am proud of our associates for their commitment to safety and the work they are doing to serve an essential industry. I am confident Sysco will emerge a stronger company, even more focused on being our customers’ most trusted and valued business partner.”

The Company has also determined to withdraw its FY18-FY20 three-year plan guidance due to the rapidly evolving impact of COVID-19 on the global economy.

For more information about what Sysco is doing to protect its customers, associates, and communities, visit https://www.sysco.com/Coronavirus.html.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 69,000 associates, the company operates more than 320 distribution facilities worldwide and serves more than 650,000 customer locations. For fiscal 2019 that ended June 29, 2019, the company generated sales of more than $60 billion. Information about our CSR program, including Sysco’s 2019 Corporate Social Responsibility Report, can be found at www.sysco.com/csr2019report.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include, but are not limited to: statements regarding the Company’s plans to explore opportunities to raise additional funds and strengthen its liquidity; expectations regarding the Company’s efforts to respond to new business opportunities and to position the business to take advantage of the return of demand in the industry once the current crisis subsides; plans to work with new and existing customers to pursue new sources of revenue; and expectations regarding the NRA’s proposed recovery fund for the foodservice industry. These statements are subject to risks and uncertainties, such as general economic conditions, the impact and effects of public health crises, pandemics and epidemics, such as the recent outbreak of COVID-19, and the adverse impact thereof on the

Company’s business, and other risks and uncertainties. For a discussion of additional factors impacting the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended June 29, 2019, as filed with the SEC, and the Company’s subsequent filings with the SEC. The Company does not undertake to update its forward-looking statements, except as required by applicable law.

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